(Letterhead of Debevoise & Plimpton)

                                                              May 5, 1999

EDO Corporation
60 East 42nd Street, Suite 5010
New York, NY  10165

Dear Sirs:

We have acted as counsel to EDO Corporation, a New York corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") relating to the registration of 850,000 shares of common stock, par value $1.00 per share ("Common Shares"), relating to the EDO Corporation Compensation Plan For Directors, the EDO Corporation 1997 Non-Employee Director Stock Option Plan, and the EDO Corporation 1996 Long-Term Incentive Plan (collectively, the "Plans").

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Plans and such other corporate records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. In rendering such opinion, we have assumed that (i) the exercise price of options to be granted pursuant to the Plans will not be less than the par value of Common Shares subject thereto and (ii) grants of Common Shares subject to restrictions on transferability pursuant to the Plans will be made only for past services to the Company having an aggregate value not less than the aggregate par value of the Common Shares so granted.

Based on the foregoing, we are of the opinion that authorized but not previously issued Common Shares which may be issued under the Plans have been duly authorized and when issued in accordance with the terms of the Plans will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                    Very truly yours,

                                                    /s/ Debevoise & Plimpton
                                                    --------------------------
                                                    Debevoise & Plimpton